Exhibit 99.1

MAILING ADDRESS
P. O. Box 513396
Los Angeles, CA 90051-1396
5200 Sheila Street
Commerce, CA 90040
TEL 323.264.5200
www.unifiedgrocers.com

For Immediate Release	Contacts:
October 5, 2007	Tom Schaffner, Unified Grocers (323) 264-5200
Bob Hutchins, Unified Grocers—Seattle (206) 763-7966

Three Washington Retailers Appointed

to Board of Directors at Unified Grocers

(LOS ANGELES)—As part of its September 30, 2007 acquisition of Associated Grocers, Inc., Seattle, Wash., directors at Unified Grocers1 (“Unified”) voted today to expand the size of the organization’s Board of Directors to 19 (from 16) in order to accommodate three new directors who operate retail grocery stores in the state of Washington.

At an Oct. 5, 2007 meeting of Unified’s Board, directors appointed Terry Halverson, president and chief executive officer, Metropolitan Market, Paul Kapioski, president and owner, CAP Food Services Co., and Michael S. (Mike) Trask, president and owner, Stanlar Foods, Inc., to terms that extend to mid-February, 2008.

“We are extremely pleased to have these three gentlemen join our Board,” said Lou Amen, chairman of the Board, Unified Grocers. “In addition to their many years of experience and retail expertise, they will serve as representatives for our business in the state of Washington. We are very impressed with the quality of the independent retailers in this region and know that these three individuals will represent this segment of our business very well.”

Terry Halverson is president, chief executive and majority shareholder of Metropolitan Market, a premier format store with six locations in the Seattle and Tacoma area. The company was founded in 1971 with a single store, Queen Anne Thriftway, where Halverson started as a courtesy clerk. A few years later, Halverson became a shareholder in the company — and has never relinquished that role. He has previously served as a director on the boards of Associated Grocers, Pacific Grocers Trust and Thriftway.

[1]

As part of an initiative to strengthen its corporate brand and image in the marketplace, Unified Western Grocers recently changed its name and is now doing business as “Unified Grocers.” The Company has begun to utilize Unified Grocers as its business name for nearly all purposes and expects to effectuate a legal name change after approval by its shareholders at Unified’s next annual meeting in mid-February, 2008.

PAGE 2—THREE WASHINGTON RETAILERS APPOINTED TO BOARD OF DIRECTORS

Paul Kapioski is president and owner of CAP Food Services Co., a West Seattle-based company operating an upscale retail grocery store in the metropolitan Seattle area. With 34 years of experience in the grocery industry—15 with a local retail grocery chain and 19 as an independent store owner, Kapioski has overseen the development of his West Seattle Thriftway from a small local store to a leader in the marketplace. He currently serves as chairman of the Thriftway board of directors, vice chairman of the board of Northwest Grocers and is a past board member of the West Seattle Chamber of Commerce.

Mike Trask is president and owner, along with his wife, Faith, of Stanlar Foods, Inc., which operates the Granite Falls (Wash.) Red Apple Market. Employed in the food industry for more than 35 years, Trask spent much of his career at Bellingham, Wash.-based Brown & Cole, Inc. as a courtesy clerk and later served the company as a store manager, district manager and director of food service. The recipient of two “Citizen of the Year” awards from Granite Falls civic organizations, Trask has also served on the board of trustees for Pacific Benefits Trust, the board of directors of Red Apple Markets and is presently the vice president of the Granite Falls Chamber of Commerce.

About Unified Grocers, Inc.

Founded in 1922, Unified Grocers, Inc. is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the Western United States. Unified and its subsidiaries, which generated approximately $3 billion in sales during fiscal 2006, offer independent retailers all the resources they need to compete in the supermarket industry.

This press release contains forward-looking statements with respect to benefits expected to be derived from the proposed acquisition. There are a variety of factors which could cause actual results to differ materially from those anticipated by the statements above. These factors are outlined in Unified’s Form 10-Q and other interim reports filed with the Securities and Exchange Commission. Furthermore, Unified undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.